EXHIBIT 23.2

Consent of Independent Accountants

We consent to the incorporation by reference in this Registration Statement on Form S-3 of inTEST Corporation of our reports dated August 1, 2017, with respect to Ambrell Corporation and Subsidiaries consolidated financial statements as of and for the years ended December 31, 2016 and 2015 and the Ambrell Corporation and Subsidiaries consolidated financial statements as of March 31, 2017 and for the three-month periods ended March 31, 2017 and 2016, which appear on Form 8-K/A of inTEST Corporation filed on August 10, 2017.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Bonadio & Co., LLP

Bonadio & Co., LLP

Pittsford, New York

November 14, 2017